Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-132469, 333-132469-01, 333-132469-02) and on Form S-8 (No. 333-137469, 333-137468, 333-136620, 333-102457, 333-102362, 333-87778, 333-75242, 333-75226, 333-75238, 333-75050, 333-103765 and 333-105804) of Prudential Financial, Inc. of our report dated February 28, 2007, except for the effects of the discontinued operations of Prudential Equity Group as described in Note 3, as to which the date is October 4, 2007, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 4, 2007